Exhibit 99.1

Syntel Inc. Announces Estimated Third Quarter 2011 Revenue Growth Of Approximately 19% and a One-Time Charge to Earnings Resulting from Resolution of a Services Dispute

TROY, Mich. – October 17, 2011 – Syntel, Inc. (NASDAQ: SYNT), a global information technology services and Knowledge Process Outsourcing (KPO) firm, today announced preliminary estimated revenues for the quarter ended September 30, 2011 of $167 million, an increase of approximately 19% from the year ago period and 7% sequentially.

The company also announced a one-time, non-recurring charge to earnings to resolve all claims brought as part of an arbitration proceeding with a former client arising out of a 2004 engagement. The details of the arbitration are confidential. The company currently estimates that this charge will reduce EPS for Q3 2011 and consequently for the year 2011, by approximately $0.17 per share.

To reflect strong Q3 revenue performance, the company is raising the lower end of its annual revenue guidance. We now expect 2011 revenue of $635 million to $640 million, versus earlier guidance for $625 million to $640 million. We are also adjusting our EPS guidance range to $2.65 – $2.73, including this charge of $0.17, from $2.75 to $2.90 previously. The foregoing estimates are preliminary and are subject to management and independent auditors completing their customary quarterly closing and review procedures.

Syntel management will conduct a conference call at 10:00 a.m. (EDT) on Thursday, October 20th to discuss financial and operating performance for the quarter. To participate in the conference call, participants in the U.S./Canada should dial (877) 837-3915. International callers should dial (973) 638-3495.

The conference call will also be available live via the Internet by accessing the Syntel web site at investor.syntelinc.com. Please access the site at least fifteen minutes prior to the call to register, download and install any necessary software. For those who cannot access the live broadcast, a replay will be available until October 27, 2011 by dialing (855) 859-2056 and entering “18646539”. International callers may dial (404) 537-3406 and enter the same pass code.

About Syntel

Syntel (NASDAQ: SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Syntel is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2000 certified. As of June 30, 2011, Syntel employed more than 18,000 people worldwide. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, or from other factors not currently anticipated.

Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

AsiaPac: Suruchi Sharma, Syntel, +91 9833691415, suruchi_sharma@syntelinc.com

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